Exhibit 5.1

September 03, 2026

Zscaler, Inc.
120 Holger Way
San Jose, California 95134

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Zscaler, Inc., a Delaware corporation, with the Securities and Exchange Commission (the "Commission") on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 8,152,720 shares of common stock reserved for issuance pursuant to the Amended and Restated Fiscal Year 2018 Equity Incentive Plan and (ii) 1,630,544 shares of common stock reserved for issuance pursuant to the Fiscal Year 2018 Employee Stock Purchase Plan (which plans are collectively referred to herein as the “Plans” and which shares of common stock are collectively referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation